Exhibit 10.1

INTEGRATED ELECTRICAL SERVICES, INC.

2006 EQUITY INCENTIVE PLAN

FORM OF PERFORMANCE-BASED PHANTOM STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE-BASED PHANTOM STOCK UNIT AWARD AGREEMENT (“Agreement”) is made and entered into as of [                    ] (“Grant Date”) by and between Integrated Electrical Services, Inc., a Delaware corporation (“Company”), and [                    ] (“Participant”) pursuant to the terms and conditions of the Integrated Electrical Services, Inc. Amended and Restated 2006 Equity Incentive Plan, (“Plan”) in respect of                     Phantom Stock Units.

Section 1. Phantom Stock Unit Award. This Agreement governs an Award of Phantom Stock Units pursuant to the Plan. Each Phantom Stock Unit represents a contractual right in respect of one share of Stock, subject to the satisfaction in full of the performance conditions specified herein and the other terms and conditions set forth in this Agreement. All capitalized terms not defined herein without separate definition shall have the meaning set forth in the Plan.

Section 2. Vesting Requirements. Except as otherwise provided below, the vesting of all (or, to the extent specified, any portion) of this Award shall be subject to the satisfaction of the performance conditions set forth in each of subsections A and B below, as applicable, and, in each case, to the service condition set forth in subsection C of this Section 2. The performance targets applicable to this Award are established to incent the Participant and other key executives or officers of the Company to cause the Company to achieve superior growth, over the applicable performance periods, in the Company’s net income and the market value of the Stock:

A.	Net Income Before Taxes (“NIBT”) Target.

The vesting of seventy-five percent (75%) of the Phantom Stock Units subject to this Award (the “NIBT Award Amount”) (or [                    ] of the total [                    ] Phantom Stock Units granted hereunder) shall be conditioned upon the satisfaction of a performance vesting requirement relating to the Company’s net income over a three-year period: the amount by which the NIBT Award Amount vests shall be based on the Company achieving certain levels of cumulative net income before taxes for the three-year period ending September 30, 2018, as reported in the Company’s annual financial statements for each of fiscal years 2016, 2017 and 2018, adjusted to exclude the impact of the accounting charge for any performance-based phantom stock units granted in Fiscal Year 2016 and the effect of any Extraordinary Items (the “Cumulative NIBT”). For purposes of the calculation of Cumulative NIBT, Extraordinary Items means any item of income or expense that, taking into account the environment in which the Company operates, (i) possess a high degree of abnormality and are of a type unrelated (or only incidentally related) to the Company’s ordinary and typical activities and (ii) are not reasonably expected to recur in the foreseeable future.

The table set forth in Section I of Annex I sets forth the percentage, if any, of the NIBT Award Amount that shall be deemed vested based on achievement of certain Cumulative NIBT levels, and as such the percentage as to which the Participant shall be deemed to have satisfied the applicable performance conditions at those Cumulative NIBT levels.

Any such vesting of the NIBT Award Amount shall remain subject to the satisfaction of the Service Condition described in Section 2.C.

B.	Stock Price Target.

The vesting of the remaining twenty-five (25%) percent of the Phantom Stock Units subject to this Award (the “Stock Price Hurdle Award Amount”) (or [                    ] of the total [                    ] Phantom Stock Units granted hereunder) shall be conditioned upon the extent to which the Company achieves certain Stock Price Hurdles (as defined below) during the period between October 2, 2015 and December 15, 2018 (the “Measurement Period”).

The performance conditions applicable with respect to the Stock Price Hurdle Amount shall be satisfied, at least in part, if the average closing prices of the Stock during any period of 20 consecutive trading days (the “Average Stock Price”) ending during the Measurement Period, at least equals the lowest Stock price set forth in the table in Section II of Annex I (as the same may hereafter be adjusted pursuant to Section 5). Such conditions will be satisfied in full if, during the Measurement Period, the Average Stock Price at least equals the highest Stock price specified in such table. Subject to the satisfaction of the Service Condition described in Section 2.C below, the percentage of the Stock Price Hurdle Amount that shall be payable will be based upon the highest Average Stock Price achieved in the Measurement Period, regardless of the closing prices of the Stock at the end of the Measurement Period.

C.	Service ––Vesting Requirement. Except as otherwise expressly specified below, in addition to whichever of the performance vesting requirements of subsection A or B of this Section 2 is applicable to a stated portion of the Phantom Stock Units subject to this Award, the right of the Participant to receive payment of any portion of this Award shall become vested only if the Participant remains continuously employed by Company or any majority-owned subsidiary thereof from the date hereof until the earlier to occur of (i) December 19, 2018 and (ii) the date that the Company files its Annual Report on Form 10-K for its fiscal year ended September 30, 2018 (such later date, the “Scheduled Vesting Date”). Notwithstanding the foregoing, if the Participant’s employment shall terminate prior to the Scheduled Vesting Date due to the Participant’s death or Disability, the Participant shall be deemed to have become vested in a pro-rated portion of the Phantom Stock Units awarded hereunder, without regard to the achievement of the applicable performance conditions under Section 2.A or 2.B, determined by multiplying such Units by a fraction, the numerator of which is the Participant’s service from October 2, 2015 through and including the date of termination, and the denominator of which is the period of service that would have been completed from October 2, 2015 to December 15, 2018. Except as otherwise provided above, if the Participant does not remain continuously employed by Company or any majority-owned subsidiary thereof from the date hereof until the Scheduled Vesting Date, all of the Phantom Stock Units subject to this Award shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

Section 3. Effect of a Change in Control. Notwithstanding the provisions of Section 2 hereof, this Section 3 shall apply to determine the vesting of the Phantom Stock Units in the event of the occurrence of a Change in Control prior to the Scheduled Vesting Date. If, immediately following the occurrence of the Change in Control, the value of the Phantom Stock Units is determined by reference to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), including by reason of an adjustment pursuant to Section 5 or the assumption of this Award by the corporation surviving any merger or other corporate transaction or the publicly traded parent corporation thereof (the

“Successor Corporation”), the performance conditions with respect to the NIBT Award Amount and the Stock Price Hurdle Amount shall be waived, and the Participant’s rights with respect to such portions of the Award shall become vested subject only to satisfaction of the service conditions specified in Section 2.C. hereof. In such circumstance, in addition to provisions specified in Section 2.C, the service conditions will be deemed satisfied in full upon any termination of the Participant’s employment (i) by the Company other than for Cause or (ii) by the Participant for Good Reason, in either case occurring on or after the Change in Control. If the value of the Phantom Stock Units is not determined by reference to a Publicly Traded Stock immediately following the occurrence of the Change in Control, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume this Award, the Phantom Stock Units subject to this Award shall vest in full upon the occurrence of such Change in Control. Any Phantom Stock Units that become vested pursuant to this Section 3 shall be payable in accordance with Section 4 hereof.

For purposes of this Section 3 of this Agreement,

“Cause” means (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of the Participant’s material duties and responsibilities to the Company or any of its affiliates; (ii) the Participant’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or any of its affiliates, (iii) the Participant’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the Participant’s confirmed drug or alcohol abuse that materially affects the Participant’s service or violates the Company’s drug or alcohol abuse policy; (v) the Participant’s violation of a material Company personnel or similar policy, such policy having been made available to the Participant; or (vi) the Participant’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” shall mean the Participant’s termination of employment due to, and within thirty (30) days following, the occurrence of any of the following without the Participant’s written consent: (i) a material reduction in the Participant’s duties and responsibilities; (ii) a material reduction in the Participant’s annual rate of base cash compensation; or (iii) a change in the location of the Participant’s principal place of employment to a location more than 50 miles from that in effect immediately prior to the Change in Control. Notwithstanding the foregoing, to effect a termination for Good Reason, the Participant must provide the Company with written notice of the events alleged to constitute Good Reason hereunder and may not terminate employment for Good Reason if the Company shall cure such conduct within 30 days of receiving such written notice from the Participant.

Section 4. Payment of Award. Payment in respect of Phantom Stock Units shall be made within 30 days following the earliest date as of which such Phantom Stock Units shall have become vested in accordance with the provisions of Section 2 or Section 3, as applicable. Unless the Committee shall direct that the Company settle any Phantom Stock Units that become vested following the occurrence of a Change in Control in cash, the Phantom Stock Units shall be settled in shares of Stock (or any other equity to which the Phantom Stock Units relate by reason of an adjustment pursuant to Section 5 or an assumption of this Award by a Successor Corporation). If the Committee determines to settle such Phantom Stock Units in cash, the amount of cash payable shall be based upon the Fair Market Value of a share of Stock (or any other equity to which the Phantom Stock Units relate by reason of an adjustment pursuant to Section 5) at the time such Phantom Stock Units vest. Any payment made in settlement of Phantom Stock Units shall be subject to any and all applicable tax withholding requirements the

Company, which may be effected from any shares issuable in respect thereof by withholding therefrom the greatest number of whole shares having a Fair Market Value not in excess of the lesser of (i) the taxes payable in respect of the amount payable under this Section 4 and (ii) the maximum amount that may be withheld from such payment without the Company having to apply liability accounting for financial accounting purposes.

Section 5. Adjustments for Corporate Transactions. In the event that there shall occur any Recapitalization (i) the number of (and, if applicable, securities related to) the Phantom Stock Units and (ii) the Stock Price Hurdles shall be adjusted by the Committee in such manner as the Committee determines is necessary or appropriate to prevent any enhancement or diminution of the Participant’s rights and opportunities hereunder. To the extent that the Phantom Stock Units awarded herein shall be deemed to relate to a different number of shares of Stock or different securities as a result of any such adjustment, such additional number of shares or other securities shall be subject to the restrictions of the Plan and this Agreement and the vesting conditions specified herein.

Section 6. Golden Parachute Excise Tax. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits to be provided to the Participant under this Agreement, together with any other payments and benefits to which the Participant has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code) (collectively, “Participant’s Parachute Payment”), then the Participant’s Parachute Payments (a) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant will be $1.00 less than three times the Participant’s “base amount” (as defined in section 280G(b)(3) of the Code), so that no portion of the amounts to be received will be subject to the excise tax imposed by section 4999 of the Code or (b) shall be paid in full, whichever of (a) and (b) produces the better “net after-tax” benefit to the Participant (taking into account all applicable taxes, including any excise tax imposed under section 4999 of the Code). To the extent that the Participant is party to any arrangement with the Company that provides for the payment of cash severance benefits, the benefits payable thereunder shall be reduced (but not below zero) in accordance with the provisions of such arrangement prior to any reduction in the benefits payable hereunder. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

Section 7. Restrictions on Transfer. Neither this Award nor any Phantom Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Phantom Stock Units as provided herein.

Section 8. No Shareholder Rights. The Phantom Stock Units granted pursuant to this Award, whether or not vested, will not confer upon the Participant any rights as a shareholder, including, without limitation, the right to receive or to be credited with any dividends or dividend equivalents or to vote any shares of Stock, unless and until the Award is paid in shares of Stock in accordance with the terms hereof. Nothing in this Section 8 shall be construed to override the right of a Participant to have the number of Phantom Stock Units adjusted in accordance with the provisions of Section 5 hereof.

Section 9. Award Subject to Plan. This Phantom Stock Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. Unless otherwise expressly provided herein, noting in this Agreement shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 10. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Company or any of its subsidiaries, nor interfere in any way with the right of Company or any such subsidiary to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

Section 11. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding.

Section 12. Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

Section 13. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant’s, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

Section 14 Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

* * * *

By signing below, the Participant accepts this Award, and acknowledges and agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

PARTICIPANT:	INTEGRATED ELECTRICAL SERVICES, INC.

By:

Title:

Annex I

I.	Determination of Percentage of NIBT Award Amount Vested

Cumulative NIBT	Percentage of NIBT Award Amount Vested
Less than $70,000,000	0%
$70,000,000	33 1/3%
$73,000,000	66 2/3%
$76,000,000	100%

For achievement of Cumulative NIBT between any of the stated performance thresholds, the percentage of the NIBT Award Amount that shall become vested shall be determined by mathematical interpolation between such thresholds (e.g., at Cumulative NIBT of $71,500,000, 50% of the NIBT Award Amount will be vested).

To illustrate the operation of the above table, if the total number of Phantom Stock Units subject to the Award is 6,000 Phantom Stock Units, the NIBT Award Amount would be equal to 4,500 Phantom Stock Units. If Cumulative NIBT was exactly $70,000,000, the Participant would vest in 1,500 Phantom Stock Units (4,500 X 33 1/3%), which would mean that the recipient would receive 1,500 shares of Stock (assuming that the applicable service condition is also satisfied) and 3,000 Phantom Stock Units constituting part of the NIBT Award Amount would not become vested or payable.

II.	Determination of Percentage of Stock Price Hurdle Amount Vested

Highest Average Stock Price During the Measurement Period	Percentage of Stock Price Hurdle Amount Vested
Less than $14.00	0%
$14.00	33 1/3%
$16.00	66 2/3%
$18.00	100%

If the Average Stock Price exceeds either the $14.00 or $16.00 Stock price hurdle stated in the table, but not the next highest stated hurdle, during the Measurement Period, the percentage of the Stock Price Hurdle Amount that shall become vested shall be determined by mathematical interpolation between the highest stated hurdle achieved and the next highest stated hurdle in the table (e.g., if the highest Average Stock Price equals $15.00 during the Measurement Period, the performance condition will be deemed satisfied as to 50% of the Stock Price Hurdle Amount; if the highest Average Stock Price equals $17.00 during the Measurement Period, the performance condition will be deemed satisfied as to 75% of the Stock Price Hurdle Amount).

To illustrate the operation of the above table, if the total number of Phantom Stock Units subject to the Award is 6,000 Phantom Stock Units, the Stock Hurdle Award Amount would be equal to 1,500 Phantom Stock Units. If the $14.00 Stock Price Hurdle is achieved, upon and subject to satisfaction of the applicable service vesting condition, the recipient would vest in 500 Phantom Stock Units (1,500 X 33 1/3%), which would mean that the recipient would receive 500 shares of Stock. If the highest Average Stock Price achieved during the Measurement Period is $15.00, upon and subject to satisfaction of the applicable service vesting condition, the recipient would vest in 750 Phantom Stock Units (1,500 X 50%), which would mean that the recipient would receive 750 shares of Stock . If the highest Average Stock Price achieved during the Measurement Period is $16.00, upon and subject to satisfaction of the applicable service vesting condition, the recipient would vest in an aggregate of 1,000 Phantom Stock Units (1,500 X 66 2/3%), which would mean that the Participant would receive an aggregate of 1,000 shares of Stock.